Exhibit 10.2

Research Agreement dated January 28, 2004

between Medlyte, Inc.

and San Diego State University

together with Amendments No. 1 and No.2

AMENDMENT NO. 2 TO
RESEARCH AGREEMENT BETWEEN
SAN DIEGO STATE UNIVERSITY AND MEDLYTE, INC.
SDSU AGREEMENT # 40031030

Original agreement dated January 28, 2004, and amended By Amendment #1, dated January 28, 2005, is hereby further amended as follows:

Effective August 25, 2004 — Change – Name of Company from Medlyte, Inc. to Lpath Therapeutics, Inc.

Extend the term of the lease to December 31, 2005.

Delete Exhibit A Budget dated 1/1/04 to 12/31/04

Add Revised Exhibit A Budgeted dated 1/1/05 to 12/31/05

Change authorized representative for the University from Joe Vasquez, Associate Vice President of Business Enterprises to Scott Burns, Associate Vice President, Enterprise Operations.

Delete – University and Sponsor each agree to indemnify and to hold harmless the other party from damage to person or property resulting from any act or omission on the part of itself, its employees, its agents, or its officers. For purposes of this section, any person employed by University who is also an officer, director or shareholder of Sponsor shall be considered only an employee of University.

Add - Sponsor shall hold harmless, indemnify and defend the State of California, the Trustees of the California State University, the San Diego State University and the officers, employees, volunteers and agents of each of them from and against any and all liability, loss, damage, expense, costs of every nature, and causes of actions arising out of or in connection with the use by the Sponsor of said property. For purposes of this section, any person employed by University who is also an officer, director or shareholder of Sponsor shall be considered only an employee of University.

All other terms and conditions of the original agreement shall remain the same.

Agreement of University and Sponsor in the terms stated above is indicated by signatures affixed below.

For University: SAN DIEGO STATE UNIVERSITY			For Sponsor: Lpath Therapeutics, Inc.

By:	/s/ Scott Burns	2/4/05	By:	/s/ Scott Pancoast
Scott Burns
	Associate VP, Enterprise Operations		Title:	Secretary

By:	/s/ Thomas R. Scott	2/28/05
Thomas Scott
Dean, College of Sciences

By:	/s/ Christopher Glembostki
Christopher Glembostki
Chair, Department of Biology

By:	/s/ Roger Sabbadini
Roger Sabbadini
Principal Investigator

Exhibit A

SDSU DETAILED BUDGET FOR INITIAL BUDGET PERIOD DIRECT COSTS ONLY					FROM 01/01/05		THROUGH 12/31/05
PERSONNEL		TYPE	%		DOLLAR AMOUNT REQUESTED (omit cents)
NAME (RT or salary)	ROLE ON PROJECT	APPT. (months)	EFFORT PROJ.	INST. BASE Annual SALARY	SALARY REQUESTED	FRINGE BENEFITS	TOTALS

No Employees

	SUBTOTALS				$0	$0	$0

CONSULTANT COSTS Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct) student stipends to reimburse SDSU Biology Department (e.g., Nicole Gellings)		$24,000

EQUIPMENT (Itemize) Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct) no equipment may be purchased through SDSU

SUPPLIES (Itemize) Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct) appoximately $10k per month		$120,000

TRAVEL Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct)		$0

PATIENT COSTS	INPATIENT	$0
(includes patient payment)	OUTPATIENT	$0
BIOLOGY DEPARTMENT RENTAL AND SERVICES FEE (biosafety, radiation safety, etc.) $2.50/ft2 x 820 ft2 = $2,050/mo x12 mo = $24,605		$24,605
SUBTOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD		$168,605
FACILITIES FEES TO UNIVERSITY (Business Affairs)		$7,400
CONSORTIUM/CONTRACTUAL	CONTRACTUAL:
ATTORNEY FEES	ATTORNEY:
TOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD		$176,005
INDIRECT COSTS FOR INITIAL BUDGET PERIOD (6% DC)		10,560
TOTAL COSTS FOR INIITIAL BUDGET PERIOD		$186,565

RESEARCH AGREEMENT BETWEEN SAN DIEGO STATE UNIVERSITY AND MEDLYTE, INC.

This Agreement dated January 28, 2004 is by and between San Diego State University, a public institution of higher education (hereinafter referred to as “University”), and Medlyte, Inc., a Delaware corporation with offices in San Diego County, California (hereinafter referred to as “Sponsor”).

Whereas, Sponsor is interested in sponsoring research at University concerning the role of sphingolipids in human disease in the form of a fee-for-service research agreement;

Therefore, University and Sponsor hereby agree to the terms stated below.

1.             Scope of Work. The scope of work (“Project”) shall be as described in the research proposal entitled “Role of Sphingolipids in Human Disease” (the “Proposal”), by Dr. Roger Sabbadini, Ph.D. of Department of Biology. It is understood that the Proposal is an “instructional research project” whereby undergraduate and graduate students may have the opportunity to use this project as an “incubator” for gaining practical laboratory experience in the industry-related biotechnology arena.

2.             Services. University will provide facilities for use by University volunteers, adjunct faculty associated with Medlyte (Life Sciences Rooms 308 and 308B and other space totaling at least 820 ft2), as well as equipment, accounting and other services described in the Proposal and related budget that are necessary or appropriate to perform and complete the work contemplated in the Proposal. Sponsor shall have the right to purchase, or direct University to purchase on its behalf, equipment (defined as non-disposable items costing more than $500) and to place such equipment at University. However, Sponsor will own all right, title and interest to such equipment and will have the right to remove such equipment at any time.

3.             Key Personnel. The project director/principal investigator will be Dr. Roger Sabbadini, Ph.D., who may select, supervise and terminate project staff as needed. No other person will be substituted for the project director except with Sponsor’s approval. Sponsor may exercise the Termination provision of this Agreement if a satisfactory substitute is not identified. Any employees conducting research at SDSU will receive direct salary compensation by the Sponsor only and will be recognized by the university either as ‘volunteer workers’ or ‘adjunct faculty’ members under special appointment by the Biology Department.

4.             Control of Research. Control of the research will rest entirely with University. However, it is agreed that University, through the project director, will maintain continuing communication with Sponsor. University’s project director and Sponsor will mutually define the frequency and nature of these communications.

5.             Funding and Payment. Sponsor will pay a monthly administrative fee for utilities and maintenance and a fee equal to 6% of overhead costs to the University, as well as a fee to the Biology Department for rental and services, as set forth in the budget (“Budget”) attached as Exhibit A.  Sponsor will pay the amounts on the schedule as set forth in the Budget on the condition that the Project Director submits a written Progress Report to the Sponsor on a quarterly basis. The Project Director may transfer funds from one category to another on the Budget after written notice to Sponsor of such reallocation. Any amounts not spent on the Project shall be refunded to Sponsor at the end of the Project.

6.             Project Period. The Agreement will be effective for twelve (12) months beginning January 1, 2004 and ending December 31, 2004. This period may be amended by mutual written agreement by authorized representatives of University and Sponsor.

7.             Invention Rights. Title to any discovery, invention, finding, data or conclusion, whether or not patentable, derived from the Project or research under this Agreement will be owned solely by Sponsor. University agrees to take all actions necessary or appropriate, at Sponsor’s request and cost, to effectuate such sole ownership.

8.             Publication. University will be free to publish the results of research conducted under this Agreement within a reasonable time. Prior to submission for publication of a manuscript or outline/notes for a symposium, the University agrees to send the Sponsor a copy of the manuscript/outline to be submitted, and shall allow the Company thirty (30) days from receipt to determine whether the manuscript/outline contains subject matter for which patent protection should be sought prior to publication or public disclosure. Should the Sponsor believe the subject matter of the manuscript contains a patentable invention to which it may have rights under this Agreement, the Sponsor shall have until the end of such 30-day period to notify the University that it wishes to either seek to obtain patent protection or that it wishes to keep the information non-public, and University agrees to provide reasonable cooperation to the Sponsor and to take no action inconsistent with the Sponsor’s decision (including withholding publication for a reasonable period of time upon request in order to file for patent protection). In order to fully protect the rights of University and Sponsor, any contemplated publication containing details of an invention, whether or not patentable, will be withheld until a patent application is filed or other appropriate steps to protect commercial value have been completed.

9.             Hold Harmless. University and Sponsor each agree to indemnify and to hold harmless the other party from damage to persons or property resulting from any act or omission on the part of itself, its employees, its agents, or its officers. For purposes of this section, any person employed by University who is also an officer, director or shareholder of Sponsor shall be considered only an employee of University.

10.           Use of Names. University and Sponsor each agree that they will not use the name, trademark, or other identifier of the other for any advertising, promotion, or other commercially related purpose except with advance written approval.

11.           Assignment. Sponsor shall have the right to assign or transfer any rights or obligations arising from this Agreement without the prior written notice to the University.

12.           Disclaimer of Warranties. All information received from or technology developed with the University is experimental in nature and the University makes no express or implied warranties or representations with respect to its utility, safety, merchantability, or fitness for a particular purpose. All warranties, express or implied arising out of or in connection with the furnishing, performance, or use of any University technology are hereby disclaimed.

13.           Applicable Law and Venue. This Agreement shall be governed by and enforced according to the laws of the State of California without giving effect to the conflict of laws provisions thereof. Exclusive jurisdiction and venue of any dispute under this Agreement shall lie with the United States District Court for the Southern District of California or the Superior Court of California for San Diego County.

14.           Nonperformance. Nonperformance by the University shall not operate as a breach of the terms of this Agreement if due to strikes or other labor disputes or to prevention or prohibition by law, the loss or injury to products in transit, an act of God, or war or other cause beyond the control of the University.

15.           Severability. If any of the provisions of this Agreement shall be determined to be illegal or unenforceable by a court of competent jurisdiction, the other provisions shall remain in full force and effect.

16.           Notices. Unless otherwise indicated elsewhere in this Agreement, all notices and communications in connection with this Agreement will be addressed to University/Sponsor officials who sign this Agreement.

17.           Termination. Either University or Sponsor may terminate this Agreement by giving thirty (30) days written notice to the other. In the event of such termination, University will cease further obligation of project funds and will take all reasonable steps to cancel or otherwise reduce outstanding obligations. Sponsor will be obligated to pay actual costs and firm obligations as reduced by diligent efforts of University. In the event of a termination by the University, the Sponsor shall have the right to technology pursuant to Section 7 resulting from the research as defined in Section 1.

18.           Amendments. Any amendment to this Agreement must be in writing and signed by authorized representatives of University and Sponsor. No waiver of this Agreement shall be valid and enforceable unless in writing and signed by the authorized representative for the party granting the waiver. The waiver by any party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party or a breach of the entire Agreement. The authorized representative for the University is Joseph Vasquez, Associate Vice President of Business Enterprises, San Diego State University. Faculty members and other research personnel are not authorized to bind the University.

19.           Entire Agreement. This Agreement expresses the entire agreement between the parties. All prior negotiations, understandings, promises and agreements, oral or written, are superseded hereby.

Agreement of University and Sponsor in the terms stated above is indicated by signatures affixed below.

For University:		For Sponsor:
SAN DIEGO STATE UNIVERSITY		MEDLYTE, INC.

By:	/s/ Joseph W Vasquez	By:	/s/ Scott Pancoast
	(signature)		(signature)

Name:	Joseph Vasquez	Name:	Scott Pancoast

Title:	Assoc. VP for Business Enterprises	Title:	Director of the Company

By:	/s/ Thomas R. Scott
(signature)

Name:	Thomas Scott

Title:	Dean, College of Sciences

By:	/s/ Christopher Glembostki
(signature)

Name:	Christopher Glembostki

Title:	Chair, Department of Biology

By:	/s/ Roger Sabbadini
(signature)

Name:	Roger Sabbadini

Title:	Principal Investigator

Exhibit A

SDSU DETAILED BUDGET FOR INITIAL BUDGET PERIOD DIRECT COSTS ONLY					FROM 01/01/04		THROUGH 12/31/04
PERSONNEL		TYPE	%		DOLLAR AMOUNT REQUESTED (omit cents)
NAME (RT or salary)	ROLE ON PROJECT	APPT. (months)	EFFORT PROJ.	INST. BASE Annual SALARY	SALARY REQUESTED	FRINGE BENEFITS	TOTALS

Nicole Gellings, PhD student	student			$18,962	$18,962	$5,689	$24,651
John Vekich, MS student	student			$8,696	$9,600	$0	$8,696
PhD student TBN	student			$18,962	$13,552	$0	$13,552
Brad Sibald, MS students	student			$8,696	$9,600	$0	$8,696

	SUBTOTALS				$51,714	$5,689	$55,595

CONSULTANT COSTS Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct) Miscellaneous Consulting and external services conducted at SDSU		$30,000

EQUIPMENT (Itemize) Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct) Misc. small equip., columns, etc.		$20,000

SUPPLIES (Itemize) Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct)		$120,000

TRAVEL Note: Forcasted expenditures for Sabbadini Laboratory Only (not 7993 acct)		$5,000

PATIENT COSTS	INPATIENT	$0
(includes patient payment)	OUTPATIENT	$0
BIOLOGY DEPARTMENT RENTAL AND SERVICES FEE (biosafety, radiation safety, etc.) $2.50/ft2 x 820 ft2 = $2,050/mo x12 mo = $24,605 + $5,000 in fees		$29,605
SUBTOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD		$260,200
FACILITIES FEES TO UNIVERSITY (Business Enterprises)		$7,400
CONSORTIUM/CONTRACTUAL	CONTRACTUAL:
ATTORNEY FEES	ATTORNEY:
TOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD		$267,600
INDIRECT COSTS FOR INITIAL BUDGET PERIOD (6% DC)		16,056
TOTAL COSTS FOR INIITIAL BUDGET PERIOD		$283,656

Explanation of EXHIBIT A

Rental fees: The Sponsor agrees to reimburse the Department of Biology for occupied space at a fee of $2.50 ft2.

Facilities fees: The Sponsor agrees to reimburse SDSU for utilities, janitorial and other services at a fixed cost of $7,400 to be paid to the Office of Business Enterprises. These fees include $200 per month for utilities plus a blanket $5,000 in compensation for other services such as janitorial, landscaping, etc.

Other fees: The Sponsor agrees to pay for other services on a fee-for-service basis, including fees for vivarium use, health and safety issues, protection of human subjects, etc at a commercially acceptable rates with the exception of services provided to students performing thesis work at the university under the sponsorship of the Sponsor.

Student stipends: The Sponsor agrees to support PhD and MS students according to Biology Department reimbursement policies.

EXHIBIT B: ‘THE PROPOSAL’

THE ROLE OF SPHINGOLIPIDS IN HUMAN DISEASE

RESEARCH PLAN PROJECT I: The Role of Sphingolipids in Cardiac Ischemia

A.            SPECIFIC AIMS

The identification of signaling components involved in cardiac ischemia reperfusion (IR) injury is a critical step toward discovering therapeutic interventions for reducing the size of cardiac infarcts and improving patient outcomes. Research has demonstrated sphingolipid signaling molecules are key components that participate in the cell death and loss of function associated with cardiac IR injury, and furthermore, that induction of this pathway is one of the earliest events during this process. Preliminary studies in our laboratory have suggested that activation of the sphingolipid-signaling pathway by IR occurs through the neutral form of sphingomyelinase (nSMase1) and its adaptor protein, FAN (factor associated with neutral SMase activation).

With this in mind, we have the following project goal: The development of a small molecule inhibitor of the sphingomyelinase signaling system that will provide protection from cardiac cell death and loss of inotropy during acute ischemic insults such as during an acute myocardial infarction (AMI).

•                 PHASE I: Validation of FAN and nSMase1 as targets for therapeutics intervention. This validation is required before embarking on a drug discovery program (Phase II).

•                 PHASE II: Demonstration in pre-clinical trials that drug candidates against nSMase1 and/or FAN are effective in preventing cardiac cell death and loss of inotropy associated with IR injury.

The proposed Phase I research plan will include preliminary studies that reveal, for the first time, that FAN is a critical mediator in the cardiomyocyte cell death process induced by IR. These studies will additionally provide evidence that nSMasel is the specific isoform of nSMase involved in this process.

Accordingly, the Phase I validation of nSMase1 and FAN as targets for therapeutic intervention will include the following specific aims:

•                 Specific aim 1: Determine whether infarct sizes are reduced and left ventricular pressure improved after an acute ischemic event in the absence of the FAN/nSMase signaling system by producing reversible cardiac infarcts using our in-house FAN knockout mouse model.

•                   Milestone 1: Completion of surgeries and measurements of infarct size and left ventricular developed pressure (LVDP). Expectation of 20 – 50% decrease in infarct size and significant increase in LVDP.

•                 Specific aim 2: Determine whether infarct sizes are reduced and left ventricular pressure improved after an acute ischemic event in the absence of the FAN/nSMase signaling system by producing reversible cardiac infarcts using a currently available nSMase1 knockout mouse model.

•                   Milestone 1: Establishment of breeding colony.

•                   Milestone 2: Completion of surgeries and measurements of infarct size and left ventricular developed pressure (LVDP). Expectation of 20 – 50% decrease in infarct size and a significant increase in LVDP.

The anticipated success of accomplishing these aims will demonstrate that the sphingomyelinase signaling system is a major participant in ischemia/reperfusion injury by validating nSMase1 and FAN as targets for drug discovery. This target validation will enable us to identifying small molecule inhibitors of this signaling system that can used in pre-clinical trials that we will propose in PHASE II. The ultimate goal of the research is to develop lead compounds that can be taken to Phase 1 Clinical Trials. The proposed work will form the basis of discovering novel medical therapeutics that will reduce the cell death associated with AMI and other acute ischemic events in the clinical setting.

RESEARCH PLAN PROJECT II: Sphingolipids as Markers of Cardiac Ischemia

A.            SPECIFIC AIMS

The over all project goal is to develop a sphingolipid-based diagnostic for cardiac ischemia that can be used to evaluate patients suffering from acute cardiac ischemia.

PHASE I: Validation that sphingolipids are sensitive and specific markers of cardiac ischemia in a trial designed to provoke ischemia in stable angina patients. This validation is required before embarking on a chest pain Emergency Department trial (Phase II).

PHASE II: Conduct a follow-on clinical trial using sphingolipids as biomarkers for the evaluation of acute coronary syndrome (ACS) in the Emergency Department. Develop a simple antibody-based test platform that would be used in clinical laboratory instruments and point-of-care triage (POCT) determinations of cardiac ischemia.

It is now known that coronary artery disease is aggravated by inflammation. It has been suggested that sphingolipid signaling molecules are mediators of inflammation, particularly in response to pre-inflammatory cytokines such as TNFa and IL2. In addition to release by these molecules as part of the inflammatory response, sphingolipids are possibly produced as a direct result of ischemia. In this case, one may expect to observe increased sphingolipid production either as a consequence of the TNFa produced by ischemic cardiac tissue or directly from heart cells. It is also possible that the sphingolipids are responsible for the poor outcomes observed in acute coronary syndrome patients who have elevated serum levels of TNFa. Thus, we reasoned that sphingolipids produced either by inflammation or ischemia would correlate with coronary disease. Consequently, we initiated a clinical study designed to test the hypothesis that blood levels of key sphingolipids are predictive of obstructive CAD.  In an open trial of all patients sent to the catheterization lab for angiography, serum sphingosine-1-phosphate (S1P) was found to be a robust predictor of coronary disease. Subsequent subgroup analyses demonstrated that the predictive power of serum S1P was dramatically improved for patients hospitalized for evaluation of cardiac ischemia. Animal and cell culture experiments demonstrated that ischemic hearts produce significant amounts of sphingolipids and release it into the extracellular compartment. These recently published studies suggest that serum sphingolipids could be used to predict cardiac ischemia independent of the inflammatory response. A clinical trial is required with clear ischemia endpoints to determine the predictive power of serum sphingolipids as ischemic markers.

Accordingly, we have designed a trial with the following PHASE I specific aims:

1)              Conduct a clinical trial designed to provoke active ischemic in patients presenting with angina who undergo exercise treadmill testing (ETT). Serial blood samples will be obtained before and several times after treadmill testing for the determination of serum sphingolipid levels.

Milestone: Consent 200 patients into the trial

2)              Compare serum sphingolipid levels with inflammatory biomarkers, CRP and TNFa, MI markers (TnI) and standard assessments of CHD, including stress ECG, stress echo, nuclear myocardial scanning and coronary angiography

Milestone 1: Establish the specificity and sensitivity of the putative ischemic markers with a yes/no evaluation of active ischemia

Milestone 2: Confirm yes/no for ischemia based on positive stress ECGs, stress echos and nuclear myocardial scans with CAD determined by coronary angiography. Ischemia-negative patients are those with a negative stress ECGs, stress echos and nuclear myocardial scans.

Milestone 3: Serum sphingolipids as putative ischemic markers should better correlate with clinicial endpoints than other serum analytes used in the study (inflammatory markers and TnI) in patents not experiencing MI

3)              Develop monoclonal antibodies suitable for developing a serum assay for testing of patients suspected of cardiac ischemia

Milestone 1: Obtain stable hybridoma cell lines with high titers (>100,000 dilution)

Milestone 2: Purify antibodies and determine Kds for each hybridoma culture

The anticipated success of accomplishing these aims will demonstrate that serum sphingolipids are ischemic biomarkers that can form the basis of a simple blood test for ischemia that will be developed in PHASE II. Thus, the overall goal of this work is to develop a test for active ischemia suitable for clinical laboratory instruments and point-of-care triage (POCT) applications. This test could be used to improve the sensitivity and specificity of ETT and could be used as a point of care triage in the emergency department to demonstrate non-cardiac causes of chest pain. Patients presenting with potential cardiac complaints could be screened initially with sphingolipid analyte testing in addition to standard assays. A second use for sphingolipid ischemic markers may be as an additional component of risk stratification. Given that published work from our laboratory indicates that elevated serum S1P levels are independent of traditional factors, it may improve the accuracy of algorithms designed to identify patients who need more aggressive diagnostic evaluations or medical interventions (12).

The proposed studies will demonstrate for the first time that serum sphingolipids are powerful and novel markers of cardiac ischemia. Positive results from the proposed work will suggest additional clinical trials and laboratory investigations needed to elucidate the underlying mechanisms linking sphingolipids with ischemia and provide guidance on how sphingolipids can be best used to improve patient care and outcomes.

RESEARCH PLAN PROJECT III: Anti-sphingolipid Antibodies in the Treatment of Cancer

A.            SPECIFIC AIMS

The identification of signaling components that promote tumor growth is a critical step toward discovering therapeutic interventions for reducing cancer’s morbidity and mortality and generally improving patient outcomes. Research has demonstrated that sphingosine kinase (SPHK) is a recently validated oncogene that produces an extracellular sphingolipid signaling molecule, sphingosine-1-phosphate (S1P), that promotes tumor growth. Tumor growth is promoted both directly and indirectly by S1P’s growth factor actions related to tumor cell proliferation and metastasis, as well as S1P’s pro-angiogenic effects. Medlyte has produced a biospecific monoclonal anti-S1P antibody (anti-S1P Mab) that could be used as a therapeutic molecular sponge to selectively absorb S1P, thus lowering extracellular concentrations of this tumor growth factor with the anticipated reduction in tumor volume and metastatic potential as well as simultaneously blocking new blood vessel formation that would, otherwise, feed the growing tumor. The anticipated success of the molecular absorption concept will represent an innovative approach to the treatment of cancer.

Accordingly in Phase I of the proposed work, our project goal is to evaluate the therapeutic potential of our anti-S1P monoclonal antibodies. In accomplishing this goal, we have the following Specific Aims:

•                  Specific Aim 1: In vitro testing of anti-S1P Mab’s ability to reduce S1P-dependent cell proliferation and metastatic potential.

•                 Milestone 1: Test ability of anti-S1P Mab to reduce S1P-dependent proliferation in selected tumor cell lines. Determine if Mab-reduced cell count is due to removal of S1P’s anti-apoptotic protective effects.

•                  Milestone 2: Test ability of anti-S1P Mab to reduce S1P-dependent cell migration in an in vitro Matrigel assay for metastatic potential.

•                  Milestone 3: Test ability of anti-S1P Mab to reduce S1P-dependent angiogenesis in an in vitro Matrigel angiogenesis assay using HUVECs.

•                  Specific Aim 2: In vivo testing of anti-S1P Mab’s ability to reduce tumor growth and associated angiogenesis.

•                  Milestone 1: Test Mab’s ability to reduce volume of Xenografted tumors in SCID mice.

•                  Milestone 2: Use Matrigel plugs implanted subcutaneously in C57B1/6N mice to test the anti-angiogenic effects of the anti-S1P Mab.

By successfully accomplishing these aims, we will demonstrate that Medlyte’s anti-S1P Mab is an effective therapeutic in the treatment of cancer in animal models. The anticipated success of the proposed initial pre-clinical work will lead to more intensive pre-clinical testing for safety and efficacy planned for Phase II. The ultimate goal of the Phase II research is to develop humanized anti-S1P Mabs that can be taken to Phase 1 Clinical Trials for comparison with the anthracycline anti-neoplastic agents. Further, the anti-S1P Mab will be developed as an in vitro diagnostic tool to define the minimum dosage for optimum efficacy. While therapeutic antibodies are not generally regarded as toxic, the theranostics approach will improve patient safety in our planned clinical trials. Importantly, the pathway for getting our putative therapeutic antibody to market will be much shorter than the conventional small molecule approach.